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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                   ---------------------------

                            FORM N-8A
                   NOTIFICATION OF REGISTRATION
                FILED PURSUANT TO SECTION 8(a) OF
                THE INVESTMENT COMPANY ACT OF 1940

                    --------------------------

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                          DECS TRUST IV
                          -------------
                               Name

                  c/o Salomon Smith Barney Inc.
                       388 Greenwich Street
                     New York, New York 10013
             (No. and Street, City, State, Zip Code)

      Telephone Number, including Area Code: (212) 816-6000

        Name and address of agent for service of process:

                          Alan M. Rifkin
                    Salomon Smith Barney Inc.
                       388 Greenwich Street
                     New York, New York 10013

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Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES   [X]            NO   [  ]

                            SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the trustee of the registrant has duly caused this notification of registration to be duly signed on behalf of the registrant in the City of New York, State of New York, on the 21th day of December, 1998.

                                    DECS TRUST IV


                                    By:  /s/ Tyler Dickson
                                       ---------------------
                                         Tyler Dickson,
                                         Trustee

Attest:

Sworn to before me this 21th day of December, 1998


    /s/ Ilga Shafy
-------------------------
     Notary Public



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